                                SERVICE AGREEMENT

This Service Agreement dated for reference as of the 1st day of March 2005.

BETWEEN:

          OLYMPUS PACIFIC MINERALS INC..

          (the "Company")

                                                               OF THE FIRST PART
AND:

          ROGER DAHN.

          (the "Service Provider")

                                                              OF THE SECOND PART
WHEREAS:

A.   The Company has agreed to retain the Service Provider as Vice-President
     Exploration, of the Company and the Service Provider and the Company wish to document the basis on which the Service Provider will provide such services to the Company.

B.   The Service Provider and the Company have agreed to enter into this service agreement to evidence the responsibilities, compensation and other benefits to be received by the Service Provider in respect to such service.

NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, in consideration of the Service Provider continuing to provide its services to the Company, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties) the
Service Provider and the Company hereby agree as follows:

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1.   Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a)  "affiliate" has the meaning given to it by the Business Corporations
          Act (Yukon);

     (b)  "Board" means the Board of Directors of the Company;

     (c)  "this Agreement" means this service agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

     (d)  all references to currency mean Canadian currency;

          the headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion hereof; and

     (e)  a reference to a statute includes all regulations made pursuant thereto, all amendments to the statute or regulations in force from time to time, and any statute or regulation which supplements or supersedes such statute or regulations.

2.   Engagement

     (a)  The Company hereby retains the Service Provider to act as a
          Vice-President Exploration, and the Service Provider hereby accepts to provide such service to the Company and subject to the terms and conditions hereinafter set forth.

     (b)  The service will commence on the date of this Agreement and will continue for a period of two years from this date until terminated as hereinafter provided.

     (c)  The Service Provider will coordinate and oversee the Company's exploration programs, with full authority over such functions subject to the directions of the President and the Chief Executive Officer, to
          whom the Service Provider will report. The Service Provider's duties and authority shall be those commonly associated with the above office and as assigned by the Board.

     (d)  The Service Provider will perform his duties primarily from
          Fredericton, New Brunswick, but will spend at least one month per quarter in Vietnam and will otherwise be available to travel as required by the Company.

     (e)  The Service Provider will provide his services to the Company on a full-time basis and will devote his time and attention exclusively to the affairs of the Company and shall well and conscientiously serve the Company and use his

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          best efforts to promote the interests of the Company during the continuation of his services. The Service Provider will not engage in any other employment or selfemployment without the written consent of the Company.

     (f)  The Service Provider will perform all services on behalf of the
          Company hereunder as an independent contractor, and the Service
          Provider will not be considered for any reason to be an employee of the Company.

3.   Compensation

     (a)  On presentation of an invoice for service rendered under this
          Agreement, the Service Provider will be paid a monthly fee of $11,000.

     (b)  The Service Provider will be provided with frilly paid accommodation as well as health and accident insurance while performing his services in Vietnam.

     (c)  In addition to the above, the Company will reimburse the Service
          Provider for all travel expenses, including car rentals, food and lodging and sundry expenses, including office and telephone costs, expenses for assignments, relocations and transfers, and all other expenses actually, necessarily and properly incurred in connection with the business of the Company or any of its subsidiaries.

     (d)  The Service Provider shall submit for approval, bills and vouchers reasonably satisfactory to the direct supervisor supporting all requests for reimbursement under subsection (c).

     (e)  Subject to regulatory acceptance, the Service Provider will receive options to purchase at any time up to and including a date five years from the date of grant 200,000 shares in the capital of the Company to be issued within 5 months of the date of the agreement at a maximum price of C$0.40.

     (f)  The options will be non transferable except to an entity controlled by the Service Provider or for estate or retirement planning purposes, and will vest and be exercisable as follows: 113 immediately following grant date, 113 nine months after the grant date and 113 eighteen months after the date of grant, with any options not exercised in the prior period continuing to be fully exercisable in the subsequent periods, and will otherwise be subject to the rules of the TSX Venture
          Exchange.

     (g)  The Service Provider will be entitled to participate in any profit sharing or bonus program from time to time established by the Company, to such extent and in such amounts as the Board may from time to time determine.

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     (h)  If the Service Provider dies during the term of this Agreement all options which have been granted to that date will immediately become exercisable for a period equal to the earlier of the expiry date of such options or twelve (12) months following the date of the Service
          Provider's death.

4.   Termination

     (a)  The Service Provider may terminate this Agreement and the services being provided by giving to the Company at least three (3) months'
          written notice and in such case the Service Provider shall not be entitled to a severance payment and all fees payable to the Service
          Provider hereunder and all other obligations of the Company to the
          Service Provider hereunder shall cease upon such termination notwithstanding the provisions of Section 2 or any other Section hereof.

     (b)  The Company may terminate this Agreement by giving to the Service
          Provider a written notice and by paying the Service Provider in one lump sum, an amount equals to the time remaining on this Agreement at the rate stipulated in Section 3(a) plus any amount due to the Service
          Provider but not yet billed by the Service Provider at the time the
          Company's notice of termination is given, plus the amount of any expenses reimbursable under Section 3(d). Termination of the Agreement in accordance with this Section shall relieve the Company from any and all obligation, liability or claim by the Service Provider, exclusive of monies owing to the Service Provider up to the date of termination.

     (c)  In addition to the foregoing the Company may at any time terminate the services of the Service Provider and this Agreement for any just cause that would in law permit the Company to, without notice, terminate the
          Service Provider, in which event the Service Provider shall not be entitled to a payment in lieu of notice, but shall be entitled to receive the full amount of the Service Provider's Fees due through to the date of the notice of termination, and any options granted to the
          Service Provider will be immediately terminated.

     (d)  Any termination by the Company pursuant to Section 4(b) or (c) shall be communicated by written Notice of Termination. For purposes of this
          Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and, in the case of a notice of termination for cause under
          Section 4(c), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the
          Service Provider's employment. For purposes of this Agreement, no such purported termination shall be effective without such notice.

     (e)  On the termination of his employment for any reason, the Service
          Provider will concurrently deliver to the Company all documents, financial statements, records, plans, drawings and papers of every nature in any way relating to the

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          affairs of the Company and its associated or affiliated companies which may be in his possession or under his control.

     (f)  The Company shall have full rights to offset any money properly due by the Service Provider to the Company against any amounts payable by the
          Company to the Service Provider hereunder.

5.   Change of Control

     (a)  In the event of a change of control in the Company's ownership resulting from a "take-over" bid, the Agreement will be deemed terminated and termination will be handled as mentioned in 4 (b) and this, whether or not the party that have gain control decides to retain the Service Provider services after the change in control.

     (b)  In the event of a change of control in the Company's ownership resulting from a "take-over" bid, all stock options previously granted to the Service Provider will immediately become vested and fully exercisable.

6.   Successors, Binding Agreement

     This Agreement shall tenure to the benefit of and be binding upon and shall be enforceable by and against the Company's successors and assigns. The
     Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the business or assets of the Company, by agreement in form and substance satisfactory to the Service Provider, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, the "Company" shall be defined in the preamble to this Agreement and include any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall tenure to the benefit of and be enforceable by the Service Provider's heirs, administrators, executors and successors to the extent permitted herein.

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     Notices

     For the purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed in Canada by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  If to the Service Provider:

               Roger Dahn
               340 Springhill Road
               Fredericton, New Brunswick
               E3C 1R6

               Fax: 506-451-1587

          (b)  If to the Company:

               Attention: Mr Joe Baylis - President & CEO
               Suite 500
               10 King Street East
               Toronto, Ontario, M5C 1C3

               Fax :416-572-4202

     or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.   Governing Law

     The validity, interpretation, construction and performance of this
     Agreement shall be governed by the laws of the Province of Ontario.

9.   Miscellaneous

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Service Provider and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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10.  Severability

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which shall remain in full force and effect.

11.  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

12.  Assignability

     Neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder.
     Without limiting the foregoing, the Service Provider's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, and in the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Notwithstanding the generality of the foregoing, the Service
     Provider may assign his rights and obligations pursuant to this Agreement to a company or other entity wholly controlled by the Service Provider which first undertakes to the Company to make the Service Provider's services available to the Company on identical terms and conditions as this
     Agreement.

13.  Confidentiality

     The Service Provider shall not either during the term of this Agreement or at any time thereafter divulge, publish or otherwise reveal either directly or indirectly or through any person, firm or corporation the private affairs or secrets of the Company, its subsidiaries or affiliates to any person or persons other than the Directors of the Company and shall not without the written consent of the Company either during the continuance of this Agreement or at any time thereafter use for his own purpose or any purpose other than those of the Company any information he may acquire in relation to the business and affairs of the Company. The Service Provider agrees, during the term of this Agreement and at all times thereafter to keep confidential all information and material provided to him by the
     Company, excepting only such information as is already known to the public, and including any such information and material relating to any customer, vendor or other party transacting business with the Company, and not to release, use or disclose the same except with the prior written permission of the Company. The within understanding shall survive the termination or cancellation of this Agreement, even if occasioned by the Company's breach or wrongful termination. Each of the Service Provider and

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     the Company agree to keep the financial terms of this Agreement confidential, except to the extent as may be required for compliance with applicable regulatory and securities rules, regulations and laws.

14.  Competitive Activity

     During the term of this Agreement and for a period ending one (1) year following the date of termination of this Agreement, the Service Provider shall not engage in any Competitive Activity. For purposes of this
     Agreement, "Competitive Activity" shall mean the Service Provider's participation, without the written consent of an officer of the Company, such consent not to be unreasonably withheld, in the management of any business operation of any enterprise if such operation (a "Competitive
     Operation") engages in substantial and direct competition with any mineral exploration activity or mining operation actively conducted by the Company or its subsidiaries on the date of termination of this Agreement. For purposes of this Section 13, mineral exploration activity or a mining operation shall be considered in substantial and direct competition with the Company if such mineral exploration or mining operation is conducted within the country of Vietnam. "Competitive Activity" shall not include:
     (i) the mere ownership of securities in any enterprise; or (ii)
     participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.

15.  Time of the Essence

     Time shall be of the essence of this Agreement.

16.  Entire Agreement

     This Agreement represents the entire agreement between the Service Provider and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any of its officers or agents.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and

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delivered as of the day and year first above set forth.

OLYMPUS PACIFIC MINERALS INC.
by its Authorized signatory

Per:
     --------------------------------

ROGER DAHN

-------------------------------------

Dear Roger,

I am please to advise you that the Board has approved the following revisions to your Service Agreement dated March 1, 2005.

Toronto payroll

You are to be placed on Toronto payroll effective August 1, 2006: i.e. you will become a full time employee of the company. Note: It may be necessary to draft a new employee contract that contains these points. No new agreement required these agreements to be deemed incorporated in the agreement

Service Term

Clause 2 (b) amended to reflect that the service will commence on the date of this Agreement and will continue for a period of three years from this date (for clarity, MARCH 1, 2005 TO MARCH 1, 2008) until terminated as hereinafter provided.

Compensation

The monthly fee will be increased to CDN $ 12,500 effective July 1, 2006.

COMPANY Bonus Plan

The maximum ANNUAL cash bonus will be adjusted to US $25,000 and maximum annual potential bonus to US $50,000.

Annual Stock Option Plan

You will continue to take part in the Company's Stock Option Plan and in accordance will be granted an appropriate number of share purchase options to reflect your position and contributions to the company, with the number of options granted to be not less than 300,000 per year.

300,000 options to be granted and vest effective 9 August 06 exercisable at 50c a further 300,000 to be granted 1/3/07 at an exercise price calculated 5 day weighted average prior to that date vesting as to 100,000 1/3/07 100,000 1/9/07 and 100,000 1/3/08

I would personally like to thank you for your excellent work and team work and I look forward to a long and productive working relationship with you.